UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2017 (April 10, 2017)

ORBCOMM Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 W. Passaic Street

Rochelle Park, New Jersey 07662

(Address of Principal Executive Offices) (Zip Code)

(703) 433-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information included in Item 2.03 of this Current Report on Form 8-K (this “Report”) is incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

The information included in Item 2.03 of this Report is incorporated by reference into this Item 1.02.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Indenture

On April 10, 2017, ORBCOMM Inc. (the “Company”) issued $250 million aggregate principal amount of 8.0% senior secured notes due 2024 (the “Notes”) in a private offering. The Notes were issued pursuant to an indenture, dated as of April 10, 2017, among the Company, certain of its domestic subsidiaries party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee and collateral agent (the “Indenture”). The Notes are unconditionally guaranteed on a senior secured basis by the Guarantors, and the Notes are secured on a first priority basis by (i) pledges of capital stock of certain of the Company’s and the Guarantors’ subsidiaries; and (ii) substantially all of the other property and assets of the Company and the Guarantors, to the extent a first priority security interest is able to be granted or perfected therein, and subject, in all cases, to certain specified exceptions.

Optional Redemption

The Company will have the option to redeem some or all of the Notes at any time on or after April 1, 2020, at redemption prices set forth in the Indenture plus accrued and unpaid interest, if any, to the date of redemption. The Company will also have the option to redeem some or all of the Notes at any time before April 1, 2020 at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to the date of redemption.

In addition, at any time before April 1, 2020, the Company may redeem up to 35% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds from certain equity issuances.

Certain Covenants

The Indenture contains covenants that, among other things, limit the Company’s and its restricted subsidiaries’ ability to: (i) incur or guarantee additional indebtedness; (ii) pay dividends, make other distributions or repurchase or redeem capital stock; (iii) prepay, redeem or repurchase certain indebtedness; (iv) make loans and investments; (v) sell, transfer or otherwise dispose of assets; (vi) incur or permit to exist certain liens; (vii) enter into certain types of transactions with affiliates; (viii) enter into agreements restricting the Company’s subsidiaries’ ability to pay dividends; and (ix) consolidate, amalgamate, merge or sell all or substantially all of their assets; subject, in all cases, to certain specified exceptions. Such limitations have various exceptions and baskets as set forth in the Indenture, including the incurrence by the Company and its restricted subsidiaries of indebtedness under potential new credit facilities in the aggregate principal amount at any one time outstanding not to exceed $50 million. In the event the Company incurs future first lien indebtedness, including under the potential new credit facilities, the Company will enter into an intercreditor agreement substantially in the form attached as an exhibit to the Indenture.

Upon certain change of control events, holders of the Notes will have the right to require the Company to make an offer to purchase each holder’s Notes at a price equal to 101% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to the repurchase date.

The foregoing descriptions of the Indenture and the Notes are only summaries and are qualified in their entirety by reference to the full text of the Indenture (including the form of Notes attached as an exhibit thereto), a copy of which is attached hereto as Exhibit 4.1 to this Report and is incorporated herein by reference.

Security Agreement

On April 10, 2017, the Company and the Guarantors entered into a first lien security agreement (the “Security Agreement”) in favor of U.S. Bank National Association, as collateral agent (the “Collateral Agent”). Under the Security Agreement, the Company and the Guarantors granted to the Collateral Agent, on behalf of and for the ratable benefit of the holders of the Notes, a security interest in substantially all of their personal property, to the extent a first priority security interest is able to be granted or perfected therein, and subject to exclusions identified in the Security Agreement.

The foregoing description of the Security Agreement is a summary only and is qualified in its entirety by reference to the full text of the Security Agreement, a copy of which is included as Exhibit 4.2 to this Report and incorporated herein by reference.

Termination of Existing Credit Facility

On April 10, 2017 a portion of the proceeds of the Notes was used to repay in full the Company’s outstanding obligations under and terminate the Company’s existing $160 million credit facilities (the “Existing Credit Facilities”) incurred pursuant to a credit agreement dated September 30, 2014 among the Company, Macquarie CAF LLC, as administrative agent, and the other lenders party thereto. As of such date, $150 million of term loans were outstanding under the Existing Credit Facilities.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated April 10, 2017.

4.2	Security Agreement dated April 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM INC.

Date: April 11, 2017	By:	/s/ Christian Le Brun
		Name:	Christian Le Brun
		Title:	EVP & General Counsel

Exhibit Index

Exhibit No.	Description

4.1	Indenture dated April 10, 2017.

4.2	Security Agreement dated April 10, 2017.

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